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                                  EXHIBIT 99.3

                       FORM OF OPTION ASSUMPTION AGREEMENT


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                                                EFFECTIVE DATE: OCTOBER 10, 2002

                              CISCO SYSTEMS, INC.
                        STOCK OPTION ASSUMPTION AGREEMENT

Dear <<Name>>:

As you know, on October 10, 2002 (the "Closing Date") Cisco Systems, Inc. ("Cisco") acquired AYR Networks, Inc. ("AYR") (the "Acquisition"). In the Acquisition, each share of AYR common stock was exchanged for 0.5766685 (the "Exchange Ratio") of a share of Cisco common stock ("Cisco Stock"). On the Closing Date you held one or more outstanding options (the "AYR Options") to purchase shares of AYR Networks, Inc. common stock granted to you under the AYR Networks, Inc. 2000 Stock Plan (the "Plan"), each documented with a Stock Option Agreement -- Early Exercise with Note (the "Option Agreement") issued to you under the Plan. In accordance with the Acquisition, on the Closing Date Cisco assumed all obligations of AYR under the AYR Options. This Agreement evidences the assumption of the AYR Options, including the necessary adjustments to the AYR Options required by the Acquisition.

Your AYR Options immediately before and after the Acquisition are as follows:

-----------------------------------------------------------------------------------------------
               AYR STOCK OPTIONS                             CISCO ASSUMED OPTIONS
-----------------------------------------------------------------------------------------------

     # Shares of AYR        AYR Exercise Price     # of Shares of Cisco   Cisco Exercise Price
      Common Stock               Per Share             Common Stock            Per Share
-----------------------------------------------------------------------------------------------
     <<AYR Shares>>            <<AYR Price>>         <<Cisco Shares>>       <<Cisco Price>>
-----------------------------------------------------------------------------------------------

The post-Acquisition adjustments are based on the Exchange Ratio and are intended to: (i) assure that the total spread of each assumed AYR Option (i.e., the difference between the aggregate fair market value and the aggregate exercise price) does not exceed the total spread that existed immediately prior to the Acquisition; and (ii) to preserve, on a per share basis, the ratio of exercise price to fair market value that existed immediately prior to the Acquisition.

Unless the context otherwise requires, any references in the Plan and the Option Agreement (i) to the "Company" or the "Corporation" means Cisco, (ii) to "Stock," "Common Stock" or "Shares" means shares of Cisco Stock, (iii) to the "Board of Directors" or the "Board" means the Board of Directors of Cisco and
(iv) to the "Committee" means the Compensation Committee of the Cisco Board of Directors. All references in the Option Agreement and the Plan relating to your status as an employee of AYR will now refer to your status as an employee of Cisco or any present or future Cisco subsidiary. To the extent the Option Agreement allowed you to deliver shares of AYR common stock as payment for the exercise price, shares of Cisco common stock may be delivered in payment of the adjusted exercise price, and the period for which such shares were held as AYR common stock prior to the Acquisition will be taken into account.

The grant date, vesting commencement date, vesting schedule and expiration date of your assumed AYR Options remain the same as set forth in your Option Agreement, but the number of shares subject to each vesting installment has been adjusted to reflect the Exchange Ratio. All other provisions which govern either the exercise or the termination of the assumed AYR Option remain the same as set forth in your Option Agreement, and the provisions of the Option Agreement (except as expressly modified by this Agreement and the Acquisition) will govern and control your rights under this Agreement to purchase shares of Cisco Stock. HOWEVER, TO THE EXTENT AN ITEM IS NOT



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EXPLICITLY PROVIDED FOR IN YOUR OPTION DOCUMENTS, CISCO POLICIES WILL APPLY. FOR
EXAMPLE, VESTING OF OPTIONS WILL BE SUSPENDED DURING ALL LEAVES OF ABSENCE IN ACCORDANCE WITH CISCO POLICY, UNLESS YOUR OPTION DOCUMENTS EXPLICITLY PROVIDE OTHERWISE. Upon your termination of employment with Cisco you will have the limited time period specified in your Option Agreement to exercise your assumed AYR Option to the extent vested and outstanding at the time, generally a three month period, after which time your AYR Options will expire and NOT be exercisable for Cisco Stock.

To exercise your assumed AYR option, you must utilize one of Cisco's designated brokers. Please refer to Cisco's option exercise policies and procedures detailed on Cisco's Stock Administration website
(www.in.cisco.com/FinAdm/StockAdmin) or call the Human Resources Connection at
(408) 526-5999 for further information.

Nothing in this Agreement or your Option Agreement interferes in any way with your rights and Cisco's rights, which rights are expressly reserved, to terminate your employment at any time for any reason. Any future options, if any, you may receive from Cisco will be governed by the terms of the Cisco stock option plan, and such terms may be different from the terms of your assumed AYR Options, including, but not limited to, the time period in which you have to exercise vested options after your termination of employment.

Please sign and date this Agreement and return it promptly to the address listed above. Until your fully executed Agreement is received by Cisco's Stock Administration Department your Cisco account will not be activated. If you have any questions regarding this Agreement or your assumed AYR Options, please contact Colleen Ledesma at (408) 527-8321.


                                        CISCO SYSTEMS, INC.

                                        By: /s/ LARRY R. CARTER
                                            ----------------------------------
                                            Larry R. Carter
                                            Corporate Secretary



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                                                 EFFECTIVE DATE OCTOBER 10, 2002

                                 ACKNOWLEDGMENT

        The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her AYR Options hereby assumed by Cisco are as set forth in the Option Agreement, the Plan and such Stock Option Assumption Agreement.


DATED: __________________, 2002         ----------------------------------------
                                        <<NAME>>, OPTIONEE